Exhibit 10(ii)(17)



This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.


                        SEARS, ROEBUCK AND CO.
                        DEFERRED COMPENSATION PLAN
                        AS AMENDED AND RESTATED TO

                        October 14,  1998


ARTICLE I

DESIGNATION OF PLAN AND DEFINITIONS


1.1Title

This Plan shall be known as the "Sears, Roebuck and Co. Deferred Compensation Plan" and shall become effective for Compensation received on and after January 1, 1987.

1.2Definitions

The following definitions will apply:

(a)"Accounts" shall mean Deferred Compensation Accounts.

(b)"Beneficiary" or "Contingent Beneficiary" (collectively, "Beneficiary" or "Beneficiaries"), shall mean the person or persons last designated in writing by the Participant to the Committee, in accordance with Section 8.4 of this Plan.

(c)"Board" shall mean the Board of  Directors of the Company.

(d)"Committee" shall mean the Administrative Committee for Sears Benefit Plans established by the Board of Directors on August 14, 1996.

(e)"Common Shares" shall have the same meaning as set forth in Section
4.3(h).

(f)"Company" shall mean Sears, Roebuck and Co. and all consolidated subsidiaries thereof.

(g)"Company Stock Option" shall mean any option to acquire Common Shares granted under a stock plan of the Company by a Participating Employer to an Eligible Employee for services rendered, but only if the Eligible Employee is
(i) a member of the Corporate Strategic Leadership Team (or the successor to such group) or any other group designated by the Committee for purposes of this definition or (ii) designated by the Committee for purposes of this definition.

(h)"Compensation" shall mean (i) salary, bonuses, LTIP awards (including Common Shares received pursuant to the LTIP and, in the case of bonuses and LTIP awards, restricted stock received pursuant to an equity swap election) and any other compensation payable in cash with respect to services rendered in any one Plan Year, by a Participating Employer to an Eligible Employee,
(ii) Stock Option Gain Compensation and (iii) any other compensation payable for services rendered as may be designated by the Board or the Committee.

(i)"Deferred Compensation Account" shall mean the balance of all Compensation deferred by a Participant, plus all interest, Dividend Equivalents and other amounts accrued pursuant to Article IV of the Plan.

(j)"Dividend Equivalent" shall have the same meaning as set forth in Section 4.3(h) of this Plan.

(k)"Eligible Employee" shall mean any Employee who is eligible to be selected as a Participant under Article II of this Plan.

(l)"Employee" shall mean any regular, full-time employee of the Company.

(m)"Fair Market Value" shall have the same meaning as set forth in Section
4.3(h).

(n)"Hardship" shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved--

1)through reimbursement or compensation by insurance or otherwise,

2)by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

3)by cessation of deferrals under the Plan.

Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.

(o)"LTIP" shall mean the Sears, Roebuck and Co. Long-Term Incentive Compensation Plan or any similar plan of the Company providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year.

(p)"Participant" shall mean an Eligible Employee participating in the Plan in accordance with Article II hereof.

(q)"Participating Employer" shall mean the Company, or any Subsidiary which adopts this Plan in accordance with Section 2.2 hereof.

(r)"Plan" shall mean this Sears, Roebuck and Co. Deferred Compensation Plan as set forth herein, and as amended from time to time in accordance with
Article VII hereof.

(s)"Plan Year" shall mean the calendar year.

(t)"Section 16(a) Participants" shall mean Participants who are required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(u)"Separation from Service" shall mean the termination of a Participant's employment with the Company for any reason whatsoever, including retirement, resignation, dismissal and death.

(v)"Stock Option Gain Compensation" shall mean the excess of the Fair Market Value on the exercise date of the Common Shares acquired from the exercise of a Company Stock Option by an Eligible Employee over the exercise price of the Company Stock Option.

(w)"Subaccount" shall have the same meaning as set forth in Section 4.3(h) of this Plan.

(x)"Subsidiary" shall mean any corporation, partnership, limited liability company or other entity at least 50 percent of the equity securities or voting power of which are owned directly or indirectly by the Company.

(y) "Transfer" shall mean a change in a Participant's employment from a Participating Employer to a Subsidiary which is not a Participating Employer.



ARTICLE II

PARTICIPATION


2.1Eligibility

(a)All Employees who are designated by the Board from time to time as "executive officers" for the purposes of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, shall be Eligible Employees and may be Participants for the next Plan Year.

(b)Unless the Committee designates otherwise, all other key officers and Employees who are expected to have Compensation and such other items of income as the Committee shall determine, of over the amount fixed from time to time by the Secretary of the Treasury pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for the next Plan Year, shall be Eligible Employees and may be Participants for the next Plan Year. The Committee may change the requirements in this Section 2.1 for eligibility, provided, however, that the Committee shall not decrease said income eligibility requirement.

2.2Participating Employers

Any Subsidiary, with the approval of the Company, may adopt this Plan for its Eligible Employees.

2.3Notice of Eligibility

The Committee or its appointed representative shall notify each Eligible Employee no later than 30 days prior to the first business day of any Plan Year or as soon thereafter as practicable, that he/she is entitled to become a Participant in the Plan for such Plan Year.

2.4Participation Election

(a) With respect to Compensation other than Stock Option Gain Compensation, each Eligible Employee shall give written notice to the Committee or its representative, of his/her election to become a Participant in the Plan for any Plan Year, no later than the last business day of the preceding Plan Year. Such notice shall specify the deferral percentages or amount of Compensation (other than Stock Option Gain Compensation) to be deferred, of the Compensation (other than Stock Option Gain Compensation) which would otherwise be expected to be earned and payable with respect to the upcoming Plan Year, as set forth in Section 3.1 of the Plan. If an Eligible Employee fails to give such written notice of election, such failure will be deemed an election not to become a Participant for such Plan Year. No change may be made in deferral election for the plan year for which a deferral election previously has been made. However, a participant may at any time suspend participation in the Plan for the remainder of a plan year as to deferrals of the salary component of compensation, and deferrals of said salary under the Plan for that plan year will discontinue, starting with salary earned in the month following the receipt by the Committee or its appointed representative of written notice of such suspension.

(b)Notwithstanding the foregoing paragraph, with respect to any Company Stock Option, an Eligible Employee shall give written notice to the Committee of his/her election to defer his/her Stock Option Gain Compensation related to such Company Stock Option no later than six months prior to the date such Company Stock Option is exercised. Such election is irrevocable in the event that the Eligible Employee actually exercises the Company Stock Option to which the election relates.

2.5Participation Election Forms

The Committee shall approve and distribute to all Eligible Employees the forms which shall be used by Eligible Employees to notify the Committee of their elections pursuant to Section 2.4 to participate in the Plan and/or defer Stock Option Gain Compensation. Such forms shall clearly delineate the deferral alternatives provided by the Plan, pursuant to Section 3.1 hereof.


2.6Exercise of Company Stock Option
Notwithstanding any other provision of this Plan, the deferral of Stock Option Gain Compensation with respect to any Company Stock Option is conditioned on the Eligible Employee's use of the reload feature of the Company Stock Option and the attestation by the Eligible Employee of his/her current ownership of Company Common Shares having a Fair Market Value on the exercise date equal to the exercise price of the Company Stock Option. The Eligible Employee must have owned such Company Common Shares for at least six months prior to exercise.



ARTICLE III

DEFERRALS


3.1Amount of Deferral

(a)Pursuant to Section 2.4 hereof, a Section 16(a) Participant may elect to defer in whole number percentages or whole dollar terms, or a combination thereof, up to all of the aggregate of that portion of such person's (i) base salary in excess of (A) the amount fixed from time to time by the Secretary of the Treasury pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, or (B) any other higher limitation expressly imposed by the Board and/or (ii) other Compensation (not including base salary).

(b)Any other Participant may, pursuant to Section 2.4 hereof, elect to defer in whole number percentages or whole dollar terms, or a combination thereof, up to all of the aggregate of that portion of a Participant's (i) base salary in excess of (A) the amount fixed from time to time by the Secretary of the Treasury pursuant to Section 401 (a) (17) of the Internal Revenue Code of 1986, as amended, or (B) any other higher limitation expressly imposed by the Board or the Committee and/or (ii) other Compensation (not including base salary).

3.2Effective Date of Deferral

Compensation deferred shall be credited to a Participant's Account as set forth in Section 4.2.

3.3.Use of Amounts Deferred

Amounts credited to Deferred Compensation Accounts hereunder shall be a part of the general funds of the Company, shall be subject to all the risks of the Company's business, and may be deposited, invested or expended in any manner whatsoever by the Company.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS AND VESTING


4.1Establishment of Account

The Committee shall establish, by bookkeeping entry on the books of the Company, a Deferred Compensation Account for each Participant. Such Account shall be established as of the first day of the Plan Year for which the Eligible Employee first becomes a Participant.

4.2Contributions to Account

The Committee shall cause deferred Compensation to be credited by bookkeeping entry to each Participant's Account as follows: (a) base salary deferred shall be credited as of the first day of the month following the month containing the date on which such Compensation otherwise would have been payable to the Participant and (b) all Compensation other than base salary shall be credited as of the date on which such Compensation otherwise would have been payable to the Participant.

4.3Accrual of Interest, Dividend Equivalents and Other Amounts on
Compensation Deferred

To each Subaccount shall be credited, as applicable, Compensation deferred, interest, Dividend Equivalents and other amounts as set forth in paragraphs
(a) through (i) of this Section 4.3. Payments to the Participant shall be debited from the appropriate Subaccount on the date of payment and amounts transferred from another Subaccount under the Plan shall be debited from the appropriate Subaccount on the date the transfer is effective pursuant to
Section 4.3(g).

(a)Subaccount #1 - Sears Roebuck Acceptance Corp. Commercial Paper Rate. Compensation deferred into Subaccount #1 shall be credited to the Subaccount on the same date or dates the Participant's Account is credited as set forth in Section 4.2. Transfers to this Subaccount from another Subaccount shall be credited to the Subaccount on the effective date of the transfer as set forth in Section 4.3(g). Amounts credited to this Subaccount shall earn interest from the date of credit to the date of debit. At the end of each calendar month or, if earlier, on the date of payment, interest at a rate equal to the monthly average per annum cost of commercial paper or the equivalent issued by Sears Roebuck Acceptance Corp. ("SRAC") as reported in the monthly report to the SRAC Board of Directors shall be credited to the amounts in each Subaccount for the period from the date amounts were credited to such Subaccount for amounts credited during the month or from the first day of the month for amounts in the Subaccount on the last day of the preceding month to the end of such calendar month or, if earlier, to the date of payment.


(b)Subaccount #2 - Common Share Units. Compensation deferred into Subaccount #2 shall be credited to the Subaccount on the same date or dates the Participant's Account is credited as set forth in Section 4.2. Transfers to this Subaccount from another Subaccount shall be credited to the Subaccount on the effective date of the transfer as set forth in Section 4.3(g), except for mandatory transfers from Subaccount #5, which shall be credited to the Subaccount on the same date as provided in Section 4.3(e). Amounts credited to this Subaccount shall be converted into a number of Common Share Units on the date credited to the Subaccount by dividing the Compensation deferred by the Fair Market Value on such date. If Common Share Units exist in a Participant's Subaccount which are indexed under Subaccount #2 on a dividend record date for the Company's Common Shares, Dividend Equivalents shall be credited to the Participant's Subaccount on the related dividend payment date, and shall be converted into the number of Common Share Units which could be purchased with the amount of Dividend Equivalents so credited.

In the event of any change in the Company's Common Shares outstanding, by reason of any stock split or dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, the Committee shall make such equitable adjustments, if any, by reason of any such change, deemed appropriate in the number of Common Share Units credited to each Participant's Subaccount #2.

(c)Subaccount #3 - Equity Index Subaccount. Compensation deferred into Subaccount #3 shall be credited to the Subaccount on the same date or dates the Participant's Account is credited as set forth in Section 4.2. Transfers to this Subaccount from another Subaccount shall be credited to the Subaccount on the effective date of the transfer as set forth in Section 4.3(g). On the last day in the month the amounts in the Participant's Subaccount shall be adjusted by a percentage factor based on the total return (including dividends) of the Equity Index from the date the amount was credited to the Subaccount for amounts credited during the month or from the first day of the month for amounts in the Subaccount on the last day of the preceding month. Similar adjustments shall also be made on any date the Subaccount is debited by reason of any distribution to the Participant. In the event that the Equity Index is not published for any date referred to above, the Equity Index for the closest day preceding such date for which such Index is published shall be used.

(d)Subaccount #4 - Fixed Income Index Subaccount. Compensation deferred into Subaccount #4 shall be credited to the Subaccount on the same date or dates the Participant's Account is credited as set forth in Section 4.2. Transfers to this Subaccount from another Subaccount shall be credited to the Subaccount on the effective date of the transfer as set forth in Section 4.3(g). Amounts in the Subaccount shall earn additional amounts which will be credited to the Subaccount on the last business day of each month or, if earlier, the date of distribution to the Participant, based upon the performance of the Fixed Income Index and the period of time during the month that the amounts were in the Subaccount.

(e)Subaccount #5 - Restricted Common Share Unit Account. Compensation deferred into Subaccount #5 shall be credited to the Subaccount on the same date or dates the Participant's Account is credited as set forth in Section
4.2. If a Participant has elected to defer all or any portion of his or her annual bonus Compensation or LTIP Compensation under this Plan and the Participant has elected to receive all or any portion of such Compensation in restricted Common Shares under any plan, contract, authorization or arrangement of the Company, then the dollar amount of such Compensation shall be allocated to Subaccount #5 and to no other Subaccount, except as provided below.

Such Compensation shall be converted into Common Share Units in the same manner as provided in Section 4.3(b) on the same date credited to the Subaccount. Dividend Equivalents shall be credited to and equitable adjustments shall be made to Subaccount #5 in the same manner as to
Subaccount #2 as set forth in Section 4.3(b).   Any event that would cause a
forfeiture of restricted shares under any of the above-mentioned plans, contracts, authorizations or arrangements of the Company shall cause a forfeiture of Common Share Units under Subaccount #5.

On the date on which all restrictions would lapse if a participant had received restricted Common Shares pursuant to any of the above-mentioned plans, contracts, authorization or arrangements, instead of restricted common share units pursuant to this Plan, all Dividend Equivalents (except for Dividend Equivalents accruing as of the close of business on such date) will cease to accrue and all amounts in Subaccount #5 shall automatically be transferred into Subaccount #2 and thereafter shall be subject to all of the provisions of the Plan applicable to Subaccount #2, including provisions relating to transfers of amounts between Subaccount #2 and other Subaccounts and distribution.

Under no circumstances may a Participant who has actually received restricted Common Shares of the Company pursuant to any plan or arrangement be allowed to defer such shares into this Plan.

(f)Subaccount #6 - Deferred Stock Option Gain Subaccount. Stock Option Gain Compensation deferred into Subaccount #6 shall be credited to the Subaccount on the same date of the exercise of the Company Stock Option by the Participant. Such Deferred Stock Option Gain Compensation shall be converted into Common Share Units on the date credited to the Subaccount in the same manner as provided in Section 4.3(b). Dividend Equivalents shall be credited to and equitable adjustments shall be made to Subaccount #6 in the same manner as to Subaccount #2 as set forth in Section 4.3(b).

(g)Transfers between Subaccounts. Transfers among Subaccounts #1, #2, #3 and #4 may be made once each calendar month at the request of the Participant upon application to the Director of Executive Compensation of the Company (or any person succeeding to the functions previously performed by the Director of Executive Compensation of the Company, regardless of title), and shall be effective as of the first day of the calendar month subsequent to the month in which the Company receives such Participant's request to transfer. Notwithstanding the foregoing, (i) except for the mandatory transfer referred to in Section 4.3(e) above, no transfers shall be allowed to or from Subaccount #5 and (ii) no transfers shall be allowed to or from Subaccount #6.



With respect to a Section 16(a) Participant, in the case of:

(i) any election to transfer or withdraw from Subaccount #2 which occurs within six months after an election to transfer into Subaccount #2 or into another Equity Fund Account; and

(ii)any election to transfer into Subaccount #2 which occurs within six months after an election to transfer or withdraw from Subaccount #2 or from another Equity Fund Account,

the second election shall not be effective for any purpose under this Plan, and the account of any such Section 16(a) Participant shall continue to reflect all balances and accruals as if such election had not been made. The Company is authorized to make any adjustments to a Section 16(a) Participant's account as may be necessary to give effect to the foregoing provision.

(h)The following definitions apply to this Section 4.3:

1)"Common Share Unit" shall mean an amount of Compensation deferred which is converted into a unit or fraction of a unit for purposes of the Plan by dividing a dollar amount by the Fair Market Value of one of the Company's Common Shares.

2)"Common Shares" shall mean the Company's common shares, par value $.75 per share.

3)"Dividend Equivalent" shall mean an amount equal to the cash dividend paid on one of the Company's Common Shares credited to a Subaccount for each Common Share Unit credited to such Subaccount.

4)"Equity Fund Account" shall mean an account for a Section 16(a) Participant maintained under a benefit plan of the Company, that contains a Company "equity security" within the meaning of the term "equity security of such issuer" in Rule 16a-1 under the Exchange Act.

5)"Equity Index" shall mean the Standard & Poor's 500 Composite Stock Price Index which is a market value-weighted index consisting of 500 common stocks of large U.S. domiciled companies selected by Standard and Poor's Corporation ("S&P") through a detailed screening process starting on a macro-economic level and working toward a micro-economic level dealing with company specific information such as market value, industry group classification, capitalization and trading activity. S&P's primary objective for the S&P Index is to represent the segment of the U.S. equity securities markets consisting of large market capitalization stocks. However, companies are not selected by S&P for inclusion because they are expected to have superior stock price performance relative to the market in general or other stocks in particular.

6)"Fair Market Value" shall mean the closing price of the Company's Common Shares as reported by the Wall Street Journal or other comparable source in a summary of composite transactions for stocks listed on the New York Stock Exchange.

7)"Fixed Income Index" shall mean the Lehman Brothers Aggregate Bond Index, which is made up of the Lehman Government/Corporate Bond Index ("Bond Index"), the Lehman Mortgage-Backed Securities Index ("Mortgage-Backed Securities Index"), and the Lehman Asset-Backed Securities Index ("Asset-Backed Securities Index"). The Bond Index is a composite of all publicly issued, fixed rate, nonconvertible, domestic bonds. The issues are rated investment grade or higher by Moody's Investors Service, Inc., S&P, or Fitch Investors Service, Inc., in that order, have a minimum outstanding principal of $100 million for U.S. Government issues or $50 million for other bonds, and have a maturity of at least one year. The index is capitalization-weighted. The Mortgage-Backed Securities Index includes 15- and 30-year fixed rate securities backed by mortgage pools of the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation, and the Federal National Mortgage Association. Graduated payment mortgages and balloon mortgages are included in the index; buydown, manufactured homes and graduated equity mortgages are not. The Asset-Backed Securities Index is composed of credit card, auto, and home equity loans. Included in the index are pass-through, bullet (noncallable), and controlled amortization structures; no subordination tranches are included. All securities have an average life of at least one year.

8)"Subaccount" shall mean the portion of the balance in an Account reflecting the Compensation deferred and indexed, as specified by the Participant, against one of the indices set forth in Sections 4.3(a), (b), (c), (d), (e) or (f), and the interest, Dividend Equivalents and other amounts credited thereto.

(i)Each Participant may vary the choice of Subaccounts to which Compensation is credited by executing and delivering a notice to the Director of Executive Compensation of the Company at any time; provided, however, that (i) annual bonus compensation or LTIP Compensation that the Participant has elected to receive in restricted Common Shares under any plan, contract, authorization or arrangement of the Company may be credited only to Subaccount #5 and (ii) Stock Option Gain Compensation may be credited only to Subaccount #6. Such election shall be applicable only to Compensation payable on or after the first day of the month following the month in which such notice of election is received.




4.4Vesting

A Participant shall be fully vested in his/her Deferred Compensation Account at all times, subject to Sections 3.3 and 8.2 and any plan, contract, authorization or arrangement of the Company referred to in Section 4.3(e).

4.5Participant Transfers

In the event of a Transfer, deferrals of Compensation under this Plan shall be discontinued as of the first day of the pay period during which the Transfer becomes effective, according to Company policy. The Participant's Account shall continue to be credited with interest, Dividend Equivalents and other amounts pursuant to Section 4.3 in the same manner as the Accounts of all other Participants, until such time as the Account is distributable pursuant to Article V. In the event such an Employee again becomes an Eligible Employee, he will be notified of his eligibility to become a Participant again in accordance with the procedure in Section 2.3 and may elect to become a Participant again in accordance with the procedure in
Section 2.3 and may elect to become a Participant again in accordance with the procedure in Section 2.4.

4.6Transfers of Liabilities From Another Plan

The Committee or the Board, in the sole discretion of either the Committee or the Board, may approve the transfer of benefit liabilities from another unfunded deferred compensation arrangement of the Company (the "Other Plan") to this Plan with respect to any individual who is an Eligible Employee, even if such individual has not elected to participate in the Plan in accordance with Section 2.4. If such individual is already a Participant, the balance of his/her Account under this Plan will be increased by the balance of his account(s) under the Other Plan as of the date of transfer. If the individual is not already a Participant, an Account will be established for him/her reflecting the balance of his/her account(s) under the Other Plan as of the date of transfer. Each individual who has an account balance from an Other Plan transferred to this Plan will be given the opportunity, prior to the date of transfer, to choose the Subaccount(s) to which the transferred amount will be credited under Section 4.3 and the timing and form of payment to be made under Section 5.4; provided, however, that the Board or Committee may eliminate the election with respect to any or all of the choice of Subaccounts, the timing of payment and/or the form of payment to the extent that the Other Plan provided the individual with the same options as the Plan with respect to the choice of Subaccounts, the timing of payment and/or the form of payment; provided, further, that the Board or Committee may designate the Subaccount(s) to which restricted property may be transferred; provided, further, that the Board or Committee may limit or prohibit transfers to Subaccounts #5 and #6. If an individual fails to make a timely election in accordance with the preceding sentence or to the extent the Board or the Committee eliminates an individual's election as provided in the previous sentence, the individual's balance in the Other Plan will be transferred to this Plan and allocated among the Subaccount(s) under this Plan in a manner that, in the judgment of the Company's Senior Vice President, Human Resources, or any other person performing similar functions, regardless of title (the "Senior Vice President, Human Resources"), most closely duplicates the subaccount(s) to which his balance was allocated under the Other Plan, and or such individual will be deemed to have elected distribution in the form and/or at the time available under this Plan that in the judgment of the Senior Vice President, Human Resources, most closely matches his/her distribution election under the Other Plan. If the Senior Vice President, Human Resources, determines that this Plan does not have a comparable distribution option, the individual will be deemed to have elected distribution in a lump sum upon the Participant's Separation from Service. Once the balance from the Other Plan is transferred to this Plan, it will be governed by the same rules regarding accrual of interest, Dividend Equivalents and other amounts and the same rules regarding distributions, including the ability to make new elections, as any other deferrals under this Plan.


ARTICLE V

PAYMENTS


5.1Events Causing Accounts to Become Distributable

A Participant's Account becomes distributable on the date on which any of the following occurs:

(a)Separation from Service;

(b)Demonstration of Hardship by the Participant to the Committee or its representative; and

(c)As to all or any portion of an Account attributable to Compensation earned and deferred and interest, Dividend Equivalents and other amounts accrued thereon after the date on which the Committee receives a Participant's election form under this subsection 5.1(c), on a date certain occurring at any time subsequent to the close of the Plan Year in which the Participant makes the election under this Section 5.1(c), as shall be irrevocably specified by the Participant; provided, however, that a Participant shall be permitted to make an election under this Section 5.1 (c) no more than one time per Plan Year and shall not be permitted to have more than one election under this Section 5.1 (c) outstanding at any time. Any balance in the Participant's Account remaining after any payment under this paragraph (c), and any balance in the Account attributable to participation in the Plan in any year subsequent to the year in which a payout on such date certain occurs, shall be paid to the Participant as provided in paragraph (a) or (b) above.

Notwithstanding any contrary election by a Participant, any payment under this Section 5.1 which would be made at a time when a Participant is a "covered employee" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and which the Company would be prohibited by said
Section 162(m) from claiming as a deduction on any tax return shall continue to be deferred hereunder until the first date on which the Company can claim such deduction, unless further deferred as provided in this Section 5.1.

5.2Notice of Account Payment and Commencement of Distribution

The Committee or its appointed representative shall notify a Participant or Beneficiary, as the case may be, that he/she is entitled to receive payment from an Account, no later than the first day of the month succeeding the date on which the Account becomes distributable, or as soon thereafter as practicable. Distribution of Account balances shall commence on the first day of the month following the date on which the Account becomes distributable, or as soon thereafter as practicable.

5.3 Form of Payment

(a)Payments of Account Balances to a Participant from Subaccounts #1, #2, #3 and #4 shall be in cash; payments of Account Balances to a Participant from Subaccount #6 shall be made in whole Common Shares. Except as provided in paragraphs (c) and (d) of this Section 5.3 and Article VIII hereof, payments of Account balances to a Participant shall be in the form of one lump sum payment or annual installment payments over a period of from 1 to 10 years, at the election of the Participant; provided, that, at the election of the Participant, a lump sum payment distributable upon the Participant's Separation from Service may be delayed until the date one or two years after the Participant's Separation from Service; provided, further, that, at the election of the Participant, payment of the first installment distributable upon the Participant's Separation from Service may be delayed until one year after the Participant's Separation from Service.

(b)The following formula shall be used to determine each annual installment payment to a Participant who has elected to receive installment payments:

(i) cash equal to:

remaining Account balance from Subaccounts #1, #2, #3 and #4 as of current payment date number of remaining payments, including the current one plus

(ii) whole Common Shares equal to:

remaining number of Common Share Units from Subaccount #6
 as of current payment date
number of remaining payments, including the current one


On the last payment date, in addition to the installment payment determined according to the above formula, the Participant shall receive cash in an amount equal to the fractional Common Share Units remaining in Subaccount #
6 after the application of the above formula for that date, multiplied by the Fair Market Value on such date. Annual payments shall be made on the day payments commence pursuant to Section 5.2 and on each annual anniversary date of such initial payment. Interest, Dividend Equivalents and other amounts shall continue to accrue on the entire unpaid Account balance, as provided in
Section 4.3.

(c) In the event of a Participant's death prior to full distribution of his/her Account, the remaining Account balance shall be paid in a lump-sum to the Beneficiary or Beneficiaries, according to the designation made by the Participant, as soon as practicable after a Participant's death, and shall accrue interest, Dividend Equivalents and other amounts, as provided in
Section 4.3, until the account is completely distributed.

(d)Notwithstanding the provisions of paragraph (b) above, if the remaining unpaid Account balance is $5,000 or less on any date an annual installment payment is to be made to a Participant, the payment shall be the remaining unpaid Account balance.

5.4Distribution Election

(a)Each Participant shall give written notice of his/her desired form of payment at the time of his/her participation election set forth in Section 2.4.

(b)Except for distribution elections under Section 5.1(c), each Participant may from time to time revise the terms of distribution of the Participant's Account by submitting a revised written notice of his/her desired form of payment, provided that (i) the revised written notice of his/her desired form of payment shall be filed by the Participant with the Committee or its representative no less than twelve months prior to the date on which payment would commence to be made in the absence of such revised written notice, but in any event no later than the day before the date of the Participant's Separation from Service and (ii) in any event, distribution of the Participant's Account shall not commence earlier than twelve months after the Participant's revised notice of his/her desired form of payment is filed with the Committee or its representative.

5.5Distribution Election Form

The Committee shall approve and distribute to all Participants a form which shall be used by each Participant to notify the Committee of his/her desired form of payment or to notify the Committee of any revision to his/her desired form of payment. Such form shall clearly delineate the payment alternatives provided pursuant to Section 5.4 hereof.

ARTICLE VI

ADMINISTRATION


6.1General Administration; Rights and Duties

Subject to the express limitations of the Plan, the Committee, on behalf of the Participants, shall be charged with the general administration of the Plan and with the responsibility for carrying out its provisions, and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

(a)To construe and interpret the Plan;

(b)To compute the amount of benefits payable to Participants;

(c)To authorize all disbursements by the Company of Account balances pursuant to the Plan;

(d)To maintain all the necessary records for the administration of the Plan;

(e)To make and publish rules for the administration and interpretation of the Plan and the transaction of its business;

(f)To inform each Participant as soon as practicable after January 1 of each Plan Year, of the value of the Participant's Deferred Compensation Account as of the end of the previous Plan Year;

(g)To appoint (i) officers or Employees of the Company whom the Committee believes to be reliable and competent; and (ii) legal counsel (who may be Employees of the Company and Participants), independent accountants and other persons to assist the Committee in administering the Plan; and

(h)To conclusively determine, in its sole discretion, all questions arising under the Plan, including the power to determine the rights and eligibility of employees, Participants, and other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions, and without limiting the generality of the foregoing, to interpret the provisions of the Plan to eliminate these ambiguities, inconsistencies or omissions, and such determination by the Committee shall be conclusive on all persons unless demonstrated to be incorrect to the satisfaction of the Committee.

The determination of the Committee as to any disputed question or controversy shall be conclusive.

Any member of the Committee may resign by delivering a written resignation to the Board.

ARTICLE VII

PLAN AMENDMENTS AND TERMINATION


7.1Amendments

The Company shall have the right to amend this Plan from time to time by resolutions of the Board or by the Committee, and to amend or rescind any such amendments; provided, however, that no action under this Section 7.1 shall in any way reduce the amount of Compensation deferred or any interest, Dividend Equivalents or other amounts credited thereon, up to and including the end of the month in which such action is taken; provided, further, that
Section 1.2 (h) as it pertains to Section 16 (a) Participants and Sections
2.1 (a) and 3.1 (a) may be amended only by the Board. Interest, Dividend Equivalents and other amounts will continue to accrue as provided in Section
4.3. All such amendments shall be in writing and shall be effective as provided by the Board or the Committee, as the case may be, subject to the limitations in this Section 7.1. The Committee shall inform each Participant as soon as practicable following the enactment of any such amendment.

7.2Termination of Plan

Although the Company expects that this Plan will continue indefinitely, continuance of this Plan is not a contractual or other obligation of the Company, and the Company expressly reserves its right to discontinue this Plan at any time by resolutions of the Board or the Compensation Committee of the Board, effective as provided in such resolutions. However, no such action shall in any way reduce the amount of Compensation deferred or any interest, Dividend Equivalents or other amounts credited thereon, up to and including the end of the month in which such action is taken. Interest, Dividend Equivalents and other amounts will continue to accrue as provided in
Section 4.3.

ARTICLE VIII

MISCELLANEOUS


8.1Notification to Committee

Any notification given by a Participant pursuant to this Plan shall be made in writing to the Committee or to such representative of the Committee as may be designated by it for such purpose, and shall be deemed to have been made or given on the date received by the Committee or such representative.

8.2Participants' Employment

Participation in this Plan shall not give any Participant the right to be retained in the Company's employ or any right or interest other than as herein provided. No Participant or Employee shall have any right to any payment or benefit hereunder except to the extent provided in this Plan. The Company expressly reserves the right to dismiss any Participant without any liability for any claim against the Company, except to the extent expressly provided herein. This Plan shall create only a contractual obligation on the part of the Company and shall not be construed as creating a trust or other fiduciary relationship with Participants. Participants will have only the rights of general unsecured creditors of the Company with respect to Compensation deferred and interest, Dividend Equivalents and other amounts credited to their Accounts.

8.3Other Plans

This Plan shall not affect the right of any Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other Company plans which are now or may hereafter be in existence.

8.4Beneficiaries and Contingent Beneficiaries

Each Participant shall, by written notice to the Committee, designate one or more persons or entities (including a trust or trusts or his/her estate) to receive any balance in his/her Deferred Compensation Account payable to him/her under this Plan in the event of his/her death prior to full payment thereof. The Participant may also designate a person or persons as a Contingent Beneficiary or Contingent Beneficiaries who shall succeed to the rights of the person or persons originally designated as Beneficiary or Beneficiaries, in case the latter should die. He/she may from time to time change any designation of Beneficiary or Contingent Beneficiary so made, and the last written notice given by him/her to the Committee shall be controlling. In the event a Participant designates a person other than his/her spouse as Beneficiary of any interests under this Plan, the Participant's spouse shall sign a statement specifically approving such designation and authorizing the Committee to make payment of such interests in the manner provided in such designation. In the absence of such designation by the Participant, or in the absence of spousal approval and authorization as hereinabove provided, or in the event of the death prior to or simultaneous with the death of the Participant, of all Beneficiaries or Contingent Beneficiaries, as the case may be, to whom payments were to be made pursuant to a designation under this Section, and failing any other valid designation by the Participant, such payments or any balance thereof shall be paid to such Participant's legal representatives. In the event of the death, subsequent to the death of the Participant, of all Beneficiaries or Contingent Beneficiaries, as the case may be, to whom such payments were to be made or were being made pursuant to a designation under this Section, such payments or any balance thereof shall be paid to the legal representatives of such Beneficiaries or Contingent Beneficiaries.

8.5Taxes

To the extent permitted by law, if the whole or any part of a Participant's Account shall become the subject of any estate, inheritance, income, employment or other tax which the Company shall legally be required to withhold and/or pay, the Company shall have full power and authority to pay such tax out of any monies or other property in its hands and charge such amounts paid against the Account of the Participant whose interest hereunder is subject to such taxes. Prior to making any such tax payment, the Company may require such releases or other documents from any lawful taxing authority as the Company shall deem necessary.

8.6Benefits Not Assignable; Obligations Binding Upon Successors


Benefits under this Plan and rights to receive the amounts credited to the Account of a Participant shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, other than by operation of law, shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.

8.7Illinois Law Governs; Saving Clause

The validity of this Plan or any of its provisions shall be construed and governed in all respects under and by the laws of the State of Illinois. If any provisions of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.8Headings Not Part of Plan

Headings and subheadings in this Plan are inserted for reference only, and are not to be considered in the construction of the provisions hereof.

8.9Mid-Year Participants

Notwithstanding Article III and Sections 4.5 and 5.4(a) and 5.5 of the Plan, any person who shall be elected or appointed as an officer of a Participating Employer and who expects to have Compensation over the amount specified in Section 2.1(b) of the Plan for the Plan Year of his or her election as an officer, and any person who becomes eligible to participate in an LTIP ("Mid-Year Participants"), shall be an Eligible Employee and may be a Participant, with respect to the portion of the Plan Year beginning the day after the effective date of election or appointment, or eligibility to participate in an LTIP. The Director of Executive Compensation of the Company, or any other person performing similar functions, regardless of title, is directed to notify all persons who become Mid-Year Participants of their eligibility to participate in the Plan, as soon as practicable after their election or appointment or after they become eligible to participate in an LTIP. Each Mid-Year Participant shall give written notice to the Committee or its representative, of his or her election to become a Participant in the Plan for the remainder of such Plan Year, on a form to be provided by the Company. If a Mid-Year Participant fails to give such written notice of election within 30 days of being notified of his or her eligibility, such failure will be deemed an election not to become a Participant for the remainder of such Plan Year.